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                                                                 Exhibit (d)(36)

                             SUB-ADVISORY AGREEMENT
                                   AMENDMENT 1

     THIS AMENDMENT, dated as of August 4, 2006, is made to the Sub-Advisory Agreement (the "Agreement") by and among Northern Trust Investments, N.A., Northern Trust Global Advisors, Inc. (together the "Advisers") and LSV Asset Management (the "Sub-Adviser") dated June 22, 2006.

                                   WITNESSETH

     WHEREAS, the Advisers and the Sub-Adviser desire to modify the Agreement as set forth below:

     1. Paragraph 1(h) of the Agreement shall be modified as follows:

     The services of the Sub-Adviser hereunder are not deemed to be exclusive and the Sub-Adviser shall be free to render services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or other wise interferes with the ability of the Advisers to engage any organization to provide investment advisory services or other services to the Fund and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Sub-Adviser will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Advisers and the Trust or any of their affiliates to engage any organization, now or in the future, to manage the Fund. Nothing in this paragraph shall give the Advisers or the Trust or any of their affiliates the right to employ or otherwise engage on an individual basis any person who is subject to the Sub-Adviser's non-compete and non-disclosure arrangements. For the avoidance of doubt, the foregoing sentence shall not limit or otherwise restrict the Advisers or the Trust from engaging an organization to provide investment advisory or other services to the Fund if a former employee of the Sub-Adviser who is subject to the Sub-Adviser's non-compete and non-disclosure arrangements is providing investment advisory or other services to the Fund through that organization as an employee or otherwise.

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     2. With respect to the paragraph 3(b) of the Agreement, Adviser will use its best efforts to provide Sub-Adviser with any revisions or supplements to the Prospectus or Statement of Additional Information dealing with the Sub-Adviser's duties prior to their effectiveness.

IN WITNESS WHEREOF, each party hereto has caused this Amendment 1 to be executed by a duly authorized person as of the day and year first above written.

NORTHERN TRUST GLOBAL ADVISORS, INC.


By: /s/ William T. Huffman
    ---------------------------------
Name: William T. Huffman
Title: CEO & President


NORTHERN TRUST INVESTMENTS, N.A.


By: /s/ Lloyd A. Wennlund
    ---------------------------------
Name: Lloyd A. Wennlund
Title: Executive Vice President


LSV ASSET MANAGEMENT


By: /s/ Tremaine Atkinson
    ---------------------------------
Name: Tremaine Atkinson
Title: COO